EXHIBIT 4.1

                           GENERAL MOTORS CORPORATION

                                       and

                                CITIBANK, N.A. as

                                     Trustee

                          Second SUPPLEMENTAL INDENTURE

                          Dated as of November 5, 2004

                             SUPPLEMENTAL INDENTURE

      SECOND SUPPLEMENTAL INDENTURE, dated as of November 5, 2004, between GENERAL MOTORS CORPORATION, a corporation duly organized and existing under the laws of the State of Delaware (the "Company"), and CITIBANK, N.A., a national banking association duly organized and existing under the laws of the United States of America (the "Trustee," which term shall include any successor trustee appointed pursuant to Article Seven of the Indenture (as defined below)).

                                   WITNESSETH:

      WHEREAS, the Company and the Trustee have heretofore executed and delivered the Indenture, dated as of December 7, 1995 (the "Indenture"), providing for the issuance from time to time of one or more series of debt securities evidencing unsecured indebtedness of the Company, and the First Supplemental Indenture, dated as of March 4, 2002. Terms used in this Second Supplemental Indenture which are defined in the Indenture shall have the meanings assigned to them in the Indenture.

      WHEREAS, in March 2002, pursuant to the Indenture, the Company issued $1.15 billion of 4.50 percent Series A Convertible Senior Debentures due March 6, 2032 (the "Series A Debentures").

      WHEREAS, the provisions of the Series A Debentures are set forth in the Global Note evidencing the Series A Debentures.

      WHEREAS, the terms of the Series A Debentures permit the Company to elect (in its sole discretion) to deliver cash or Company common stock, or a combination of cash and Company common stock, upon certain conversion events and repurchase events specified in the Series A Debentures.

      WHEREAS, the Company desires to limit in certain respects its rights to elect to deliver Company common stock in connection with any such future conversion and repurchase events with respect to the Series A Debentures.

      WHEREAS, the Trustee, pursuant to Section 10.01 of the Indenture, is authorized to join with the Company in the execution of any supplemental indenture made pursuant thereto and to make any further appropriate agreements and stipulations which may be contained therein.

      NOW, THEREFORE, in furtherance of the premises herein, the Company and the Trustee hereby stipulate as follows:

      Section 1. Section 1 of each outstanding Series A Debenture and all Series A Debentures hereafter issued (as a result of transfer, further issuances or otherwise) shall hereby be irrevocably amended as provided in this Section, without any further action on the part of the Company, the Trustee or any holder of Series A Debentures. The following two sentences shall be added at the end of the second paragraph of Section 1 of the Series A Debentures as follows:


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      "Notwithstanding any other provision herein to the contrary, in connection with all such conversions of Series A Debentures, the Company shall make the election referenced above to pay cash, in lieu of the issuance of shares of Common Stock, with respect to a number of Series A Debentures being converted as of any Conversion Date that is at least equal to the quotient determined by dividing (i) the aggregate principal amount of all Series A Debentures being converted as of such Conversion Date by (ii) the product of (A) the Conversion Rate multiplied by (B) the Closing Sale Price of the Common Stock on such Conversion Date, rounded up to the nearest whole number. For the avoidance of doubt, the Company retains the right to pay cash in lieu of shares of Common Stock, or to deliver shares of Common Stock with respect to any other Series A Debentures being converted as of any such Conversion Date."

      Section 2. Section 2 of each outstanding Series A Debenture and all Series A Debentures hereafter issued (as a result of transfer, further issuances or otherwise) shall hereby be irrevocably amended as provided in this Section, without any further action on the part of the Company, the Trustee or any holder of Series A Debentures. A new third sentence to the second paragraph of Section 2 shall be added as follows:

      "Notwithstanding any other provision herein to the contrary, in connection with all Principal Value Conversions of Series A Debentures, the Company shall opt to pay only cash, in lieu of the issuance of shares of Common Stock."

      Section 3. Section 5 of each outstanding Series A Debenture and all Series A Debentures hereafter issued (as a result of transfer, further issuances or otherwise) shall hereby be irrevocably amended as provided in this Section, without any further action on the part of the Company, the Trustee or any holder of Series A Debentures. A new second sentence to the second paragraph of Section 5 shall be added as follows:

      "Notwithstanding any other provision herein to the contrary, in connection with all purchases of Series A Debentures pursuant to this Section 5, the Company shall elect to pay for such Series A Debentures only in cash, subject to the conditions set forth herein. "

      Section 4. Section 6 of each outstanding Series A Debenture and all Series A Debentures hereafter issued (as a result of transfer, further issuances or otherwise) shall hereby be irrevocably amended as provided in this Section, without any further action on the part of the Company, the Trustee or any holder of Series A Debentures. A new second sentence to the third paragraph of Section 6 shall be added as follows:

      "Notwithstanding any other provision herein to the contrary, in connection with all purchases of Series A Debentures pursuant to this Section 6, the Company shall elect to pay for such Series A Debentures only in cash, subject to the conditions set forth herein. "

      Section 5. Recitals. The recitals contained herein shall be taken on the statements of the Company and the Trustee assumes no responsibility for their correctness. The Trustee makes no representation as to the validity or sufficiency of this Second Supplemental Indenture.

     Section 6. Counterparts. This Second Supplemental Indenture may be executed in any number of counterparts, each of which shall be an original; but such counterparts shall together constitute but one and the same instrument.

      Section 7. New York Contract. This Second Supplemental Indenture shall be deemed to be a contract made under the law of the State of New York, and for all purposes shall be governed by and construed in accordance with the laws of the said State, regardless of the laws that might otherwise govern under applicable New York principles of conflicts of law and except as may otherwise be required by mandatory provisions of law. Any claims or proceedings in respect of this Second Supplemental Indenture shall be heard in a federal or state court located in the State of New York.

                                    * * * * *


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      IN WITNESS WHEREOF, the parties hereto have caused this Second
Supplemental Indenture to be duly executed.


                                                GENERAL MOTORS CORPORATION

                                                By: /s/ Walter G. Borst
                                                    --------------------------
                                                Name: Walter G. Borst
                                                Title: Treasurer


                                                CITIBANK, N.A., as Trustee

                                                By: /s/ Wafaa Orfy
                                                    --------------------------
                                                Name: Wafaa Orfy
                                                Title: Vice President


















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